Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
July 21, 2009
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2009
•	EBITDA totals $323.6 million on revenues of $1.34 billion

•	Income from continuing operations is $0.31 per share; Adjusted EPS totals $0.49 per share

•	Peabody increasingly focused on Asia-Pacific markets where growth is strongest
ST. LOUIS, July 21 — Peabody Energy (NYSE: BTU) today reported second quarter EBITDA of $323.6 million compared with $446.9 million in the comparable prior year quarter. Income from continuing operations, including the non-cash expense from currency-driven remeasurement of foreign income taxes, was $87.7 million with related earnings per share of $0.31. Adjusted income from continuing operations, excluding the tax remeasurement expense, totaled $135.4 million with adjusted earnings per share of $0.49. Quarterly revenues were $1.34 billion on 59.5 million tons sold.
     “Peabody continues to deliver positive earnings in the face of the worst global recession in generations,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Emerging Asia holds the world’s fastest-growing economies, and those economies are fueled by coal. As the Pacific markets far outpace other major economies, Peabody has the best leverage, and the majority of our focus and investments will be in these key regions. Based on current trends in the Pacific markets, we expect to increase our Australia metallurgical and thermal coal sales in 2010, using existing capacity.”
RESULTS FROM CONTINUING OPERATIONS
     Second quarter 2009 sales volumes totaled 59.5 million tons and were on par with the year ago quarter, as increased Trading and Brokerage tonnage offset lower production
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
volumes. U.S. volumes reflected lower Powder River Basin production due to planned cuts to match customer demand. Australian production totaled 5.1 million tons versus 5.5 million last year and 4.5 million in the first quarter of 2009. Metallurgical coal sales volumes were below prior year levels due to extended customer negotiations and softer demand. Second quarter metallurgical shipments increased throughout the quarter, reaching 1.0 million tons. Australian metallurgical sales were 1.9 million tons year to date.
     Second quarter revenues totaled $1.34 billion. U.S. revenues per ton increased 4 percent over the second quarter of last year, reflecting higher priced Midwestern contracts signed in 2008 as well as a change of mix toward higher-priced Western coal products. Australia revenues per ton reflected lower metallurgical coal volumes and lower annual pricing for both metallurgical and thermal coal contracts that commenced April 1.
     EBITDA totaled $323.6 million compared with $446.9 million in the prior year. Trading and Brokerage and Resource Management contributed $41.1 million in EBITDA for the quarter. Operating profit was $211.9 million for the quarter.
     Second quarter tax expense totaled $77.2 million, reflecting a $47.7 million increase from the remeasurement of foreign tax liabilities. The currency-driven remeasurement was the result of an 18 percent increase in the Australian dollar versus the U.S. dollar. Including the remeasurement, income from continuing operations totaled $87.7 million, or $0.31 per share, and net income totaled $79.2 million, or $0.29 per share. Excluding the remeasurement of foreign income taxes, adjusted income from continuing operations totaled $135.4 million with adjusted earnings per share of $0.49.
GLOBAL COAL MARKETS AND PEABODY’S POSITION
     “The Pacific markets continue to strengthen, with record net coal imports flowing into China and low stockpiles in India,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “Global met coal prices have strengthened and the steep forward curve for thermal coal prices implies strong future markets. As a result of higher inventories, U.S. markets will take a longer time to rebound.”
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
International Markets
     Global steel production through May has declined 36 percent excluding China, and reductions have been largely matched by announcements of cutbacks in seaborne metallurgical coal output.
     Global electricity generation has decreased approximately 2.5 percent year to date, and seaborne thermal coal pricing has remained largely stable in recent months. Three-year forward prices are running 20 to 50 percent above prompt prices for Newcastle and South African thermal coal products.
     The strength of the Pacific markets has been driven by continued demand growth in China and India. China has emerged as a prominent metallurgical coal importer in 2009 and the nation is already a 22 million tonne net importer of thermal and met coal.
     India continues to expand its coal imports as well, with critically low stockpiles at a number of utilities. India is likely to be the fastest-growing coal importer in coming years, with generation growth targeted at 13,000 megawatts per year and reports that the nation could be short 100 to 200 million tonnes per year within five years.
     Metallurgical coal markets are tightening due to limited sourcing, as well as demand increases in the Pacific markets.
     Peabody has reached agreement with metallurgical coal customers for 90 percent of 2009 volumes with prices ranging from $129 per tonne for high-quality hard coking coal to the upper $80s for PCI coal and above $100 per tonne for semi-hard coals. In completed negotiations, the company has retained value for hard coking coal commitments carried over from agreements in the fiscal year ended March 31, with much of this value expected to be realized in deliveries from 2009 through the first quarter of 2012, and expects to settle, under similar terms, the remaining volumes. Negotiations are still occurring with some customers regarding 2009 volumes and treatment of 2008 carryover commitments. Peabody expects that more than $100 million in EBITDA related to carryover contracts will be recovered in 2010 through 2012.
     During the quarter, Peabody also priced 3.8 million tons of export thermal coal commitments for 2009 from Australian operations, in line with benchmark pricing.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
     Peabody’s second quarter realized revenues for Australia coal sales averaged $62 per ton, including approximately $133 per ton for seaborne metallurgical coal and $66 per ton for seaborne thermal coal.
     Peabody continues to target 2009 Australia coal sales of 20 to 23 million tons, including 5.5 to 6.5 million tons of metallurgical coal and 9 to 10 million tons of thermal export coal. Based on current production expectations, Peabody has 5 to 7 million tons of Australia metallurgical coal unpriced for 2010, along with 7 to 8 million tons of unpriced export thermal coal. Unpriced 2010 volumes are primarily planned for deliveries over the last three quarters of 2010.
U.S. Markets
     U.S. coal supply-demand fundamentals remain out of balance, with coal generation off more than 9 percent year to date due to reduced economic activity, a 6 percent reduction in cooling degree days so far this summer, and greater nuclear, natural gas and hydro generation.
     Lower European demand for U.S. coal has further reduced exports, particularly for Eastern U.S. producers. U.S. customer stockpiles in June reached recent-year highs before beginning to draw down at month’s end.
     Peabody now projects that demand for U.S. coal is likely to be 115 to 125 million tons below 2008 levels, based on lower U.S. generation and industrial use as well as reduced exports. Second quarter U.S. coal production declined nearly 25 million tons below 2008 levels, which if maintained would imply an annualized rate of nearly 100 million tons of reductions. But with customer stockpiles high, the company believes demand growth or additional supply adjustments will be needed to balance the market.
     The company had already entered 2009 with more than 75 percent of its planned 2010 U.S. volume priced, and in the second quarter Peabody priced approximately 20 million tons of planned U.S. production for 2010. Unpriced 2010 U.S. volumes are now just 10 to 20 million tons.
     Longer term, approximately 17,000 megawatts of coal plants are under construction in 19 states, representing 70 million tons of annual coal demand, the majority of which would be
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 5
served by the Powder River and Illinois basins.
     The United States has advanced legislation in recent months that encourages clean coal technology development, while the United States and other nations consider long-term carbon management programs and treaties. Following passage of the Energy Improvement & Extension Act of 2008, which provided new tax credits for geologic storage, the American Reinvestment & Recovery Act of 2009 provided $3.4 billion in funding for eligible carbon capture and storage (CCS) projects. Other bills being considered by Congress would also provide CCS projects with additional support in the form of bonus allowances, technology export support, and direct funding through ratepayer-based mechanisms.
PROJECT UPDATE
     Peabody continues to target 2009 capital expenditures of $400 to $450 million, including sustaining capital of $1.00 to $1.50 per produced ton. In addition, the Bear Run Mine is now under construction and is expected to incur approximately $100 million of investment this year. Bear Run production is targeted to begin in 2010 with approximately 3 million tons, growing to an 8 million ton-per-year capacity. Bear Run is supported by long-term, baseload customer contracts representing nearly $6 billion in long-term revenues.
     Peabody recently completed its acquisition of a 50 percent interest in Peabody-Polo Resources, a joint venture that will advance the company’s presence in China and Mongolia. Drilling on exploration licenses is now taking place.
     Peabody also entered into an agreement with Shanxi Lu’an Mining Group Company Ltd. to explore joint development and operation of Lu’an’s Shaxi Mine in Northwestern China. The thermal coal mine is currently under construction and production is expected to grow to 15 million tonnes per year to serve electricity and industrial customers in Central and Eastern China.
     The company is also actively pursuing other opportunities in emerging markets where coal demand is expected to grow the fastest.
OUTLOOK
     Peabody is targeting 2009 EBITDA of $1.0 to $1.2 billion, with earnings per share of $1.00 to $1.40, which includes the tax remeasurement to date and assumes stable exchange
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 6
rates. The company is maintaining its 2009 production estimates of 185 to 190 million tons in the United States and 20 to 23 million tons in Australia, with estimated total sales of 225 to 245 million tons. The company’s 2009 results will be subject to a number of factors including the actual deliveries of metallurgical coal from Australia and steam coal in the United States, as well as coal chain logistics and exchange rates.
     “Countries and companies with strong balance sheets are using this time to seek out natural resource investment opportunities around the world, and Peabody is very much in this class,” said Boyce. “The strength of our balance sheet, our global platform and low-cost operating base allows us to look past the current storms and invest for significant long-term growth when markets rebound.”
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2008 sales of 256 million tons and $6.6 billion in revenues. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 21, 2009. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the duration and severity of the global economic downturn and disruptions in the financial markets; ability to renew sales contracts; reductions and/or deferrals of purchases by major customers; credit and performance risks associated with customers, suppliers, trading and banks and other financial counterparties; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; geologic, equipment and operational risks inherent to mining; impact of weather on demand, production and transportation; replacement of coal reserves; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; performance of contractors, third-party coal suppliers or major suppliers of mining equipment or supplies; negotiation of labor contracts, employee relations and workforce availability; availability and costs of credit, surety bonds, letters of credit, and insurance; changes in postretirement benefit and pension obligations and funding requirements; availability and access to capital markets on reasonable terms to fund growth and acquisitions; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; coal and power market conditions; availability and costs of competing energy resources; risks associated with our Btu Conversion or generation development initiatives; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release.
EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.
Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Income Statements (Unaudited)
For the Quarters Ended June 30, 2009, March 31, 2009 and June 30, 2008 and Six Months Ended June 30, 2009 and 2008

(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Six Months Ended
	June	March	June	June	June
	2009	2009	2008	2009	2008

Tons Sold (In Millions)	59.5	59.6	59.6	119.1	120.5

Revenues	$1,340.9	$1,460.1	$1,526.9	$2,801.0	$2,793.0
Operating Costs and Expenses	974.5	1,086.7	1,044.2	2,061.2	2,039.9
Depreciation, Depletion and Amortization	102.0	97.3	92.8	199.3	184.8
Asset Retirement Obligation Expense	9.7	9.4	9.0	19.1	15.7
Selling and Administrative Expenses	46.3	47.2	43.1	93.5	94.0
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(10.1)	(3.3)	(3.6)	(13.4)	(63.0)
(Income) Loss from Equity Affiliates	6.6	4.1	(3.7)	10.7	(6.4)

Operating Profit	211.9	218.7	345.1	430.6	528.0
Interest Income	(1.2)	(2.8)	(2.5)	(4.0)	(3.6)
Interest Expense:
Debt-Related Interest	46.4	49.4	56.8	95.8	115.0
Surety Bond and Letter of Credit Fees	1.8	1.7	1.1	3.5	2.4

Income from Continuing Operations Before Income Taxes	164.9	170.4	289.7	335.3	414.2
Income Tax Provision:
Provision	29.5	30.8	27.8	60.3	58.4
Remeasurement of Foreign Income Taxes	47.7	(0.9)	17.6	46.8	33.4

Income Tax Provision	77.2	29.9	45.4	107.1	91.8

Income from Continuing Operations, Net of Income Taxes	87.7	140.5	244.3	228.2	322.4
Income (Loss) from Discontinued Operations, Net of Income Taxes	(5.7)	34.7	(8.5)	29.0	(28.7)

Net Income	82.0	175.2	235.8	257.2	293.7
Less: Net Income Attributable to the Noncontrolling Interest	2.8	5.2	2.5	8.0	3.4

Net Income Attributable to Common Stockholders	$79.2	$170.0	$233.3	$249.2	$290.3

Earnings Per Share:

Income (Loss) Attributable to Common Stockholders (1):
Continuing Operations	$0.31	$0.50	$0.88	$0.82	$1.17
Discontinued Operations	(0.02)	0.13	(0.03)	0.11	(0.11)

Net Income Attributable to Common Stockholders	$0.29	$0.63	$0.85	$0.93	$1.06

EBITDA	$323.6	$325.4	$446.9	$649.0	$728.5

(1)	Weighted average diluted shares outstanding were 267.1 million, 267.3 million, and 271.9 million for the quarters ended June 30, 2009, March 31, 2009, and June 30, 2008, respectively, and were 267.1 million and 271.7 million for the six months ended June 30, 2009 and 2008, respectively.

Adjusted Earnings Per Share:

Adjusted Income from Continuing Operations (1):
Continuing Operations	$0.31	$0.50	$0.88	$0.82	$1.17
Remeasurement of Foreign Income Taxes	0.18	—	0.07	0.18	0.12

Adjusted Income from Continuing Operations	$0.49	$0.50	$0.95	$1.00	$1.29

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended June 30, 2009, March 31, 2009 and June 30, 2008 and Six Months Ended June 30, 2009 and 2008

	Quarter Ended			Six Months Ended
	June	March	June	June	June
	2009	2009	2008	2009	2008

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$975.2	$964.5	$931.3	$1,939.7	$1,783.5
Australian Mining Operations	311.7	367.4	527.3	679.1	823.7
Trading and Brokerage Operations	48.4	123.5	61.3	171.9	171.4
Other	5.6	4.7	7.0	10.3	14.4

Total (1)	$1,340.9	$1,460.1	$1,526.9	$2,801.0	$2,793.0

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	8.3	7.8	7.8	16.1	15.1
Western U.S. Mining Operations	38.7	40.8	39.2	79.5	81.5
Australian Mining Operations	5.1	4.5	5.5	9.6	11.0
Trading and Brokerage Operations	7.4	6.5	7.1	13.9	12.9

Total	59.5	59.6	59.6	119.1	120.5

Revenues per Ton — Mining Operations
Midwestern U.S.	$40.72	$40.02	$37.16	$40.38	$36.29
Western U.S. (2)	16.40	16.03	16.44	16.21	15.16
Total — U.S. (2)	20.71	19.86	19.85	20.28	18.46
Australia	61.81	81.11	94.24	70.94	74.58

Operating Costs per Ton — Mining Operations (3)
Midwestern U.S.	$31.93	$31.38	$31.71	$31.67	$31.04
Western U.S.	12.47	11.54	11.65	11.99	10.97
Total — U.S.	15.92	14.71	14.96	15.31	14.11
Australia	38.15	62.74	51.78	49.78	52.44

Gross Margin per Ton — Mining Operations (3)
Midwestern U.S.	$8.79	$8.64	$5.45	$8.71	$5.25
Western U.S. (2)	3.93	4.49	4.79	4.22	4.19
Total — U.S. (2)	4.79	5.15	4.89	4.97	4.35
Australia	23.66	18.37	42.46	21.16	22.14

Operating Profit per Ton	$3.56	$3.67	$5.79	$3.62	$4.38

	Quarter Ended			Six Months Ended
	June	March	June	June	June
(Dollars in Millions)	2009	2009	2008	2009	2008

EBITDA — U.S. Mining Operations	$225.4	$250.3	$229.3	$475.7	$421.0
EBITDA — Australian Mining Operations	125.1	83.2	237.5	208.3	244.5
EBITDA — Trading and Brokerage Operations	35.5	65.5	37.9	101.0	129.7
EBITDA — Resource Management (4)	5.6	4.5	4.1	10.1	63.5
Selling and Administrative Expenses	(46.3)	(47.2)	(43.1)	(93.5)	(94.0)
Other Operating Costs, Net (5)	(21.7)	(30.9)	(18.8)	(52.6)	(36.2)
EBITDA	323.6	325.4	446.9	649.0	728.5
Depreciation, Depletion and Amortization	(102.0)	(97.3)	(92.8)	(199.3)	(184.8)
Asset Retirement Obligation Expense	(9.7)	(9.4)	(9.0)	(19.1)	(15.7)
Operating Profit	211.9	218.7	345.1	430.6	528.0
Operating Cash Flows	39.2	190.2	205.4	229.4	264.3
Coal Reserve Lease Expenditures	63.8	59.8	63.6	123.6	123.4
Capital Expenditures (Excludes Acquisitions)	58.4	48.3	58.3	106.7	128.4

(1)	Metallurgical sales totaled 1.0 million tons, 0.8 million tons, and 2.0 million tons for the three months ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively, and 1.9 million tons and 4.0 million tons for the six months ended June 30, 2009 and 2008, respectively. Total non-U.S. sales were 9.5 million tons, 8.7 million tons, and 9.6 million tons for the three months ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively, and 18.1 million tons and 17.9 million tons for the six months ended June 30, 2009 and 2008, respectively.

(2)	The favorable effect of the recovery of postretirement healthcare and reclamation costs on revenues per ton and gross margin per ton for the quarter ended June 30, 2008 on the Western U.S. and Total — U.S. Operations amounted to $1.45 and $1.21, respectively. The favorable per ton impact for the six months ended June 30, 2008 on the Western U.S. and Total — U.S. Operations amounted to $0.70 and $0.59, respectively.

(3)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(4)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(5)	Includes generation and Btu Conversion development costs, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
June 30, 2009, March 31, 2009 and December 31, 2008

(Dollars in Millions)

	(Unaudited)	(Unaudited)
	June 30, 2009	March 31, 2009	December 31, 2008
Cash and Cash Equivalents	$446.0	$526.7	$449.7
Receivables	319.1	290.6	383.6
Inventories	447.5	327.0	277.7
Assets from Coal Trading Activities, Net	448.3	570.3	662.8
Deferred Income Taxes	—	—	1.7
Other Current Assets	197.0	235.1	195.8

Total Current Assets	1,857.9	1,949.7	1,971.3
Net Property, Plant, Equipment and Mine Development	7,313.3	7,308.7	7,315.2
Investments and Other Assets (1)	451.9	408.9	409.1

Total Assets	$9,623.1	$9,667.3	$9,695.6

Current Maturities of Debt	$16.4	$16.7	$17.0
Liabilities from Coal Trading Activities, Net	147.8	206.2	304.2
Deferred Income Taxes	4.0	35.0	—
Accounts Payable and Accruals	1,143.6	1,387.5	1,535.0

Total Current Liabilities	1,311.8	1,645.4	1,856.2
Long-Term Debt (1)	2,766.2	2,769.4	2,776.6
Deferred Income Taxes (1)	232.1	34.1	21.5
Other Long-Term Liabilities	1,715.6	1,884.9	1,921.8

Total Liabilities	6,025.7	6,333.8	6,576.1
Stockholders’ Equity (1) (2)	3,597.4	3,333.5	3,119.5

Total Liabilities and Stockholders’ Equity	$9,623.1	$9,667.3	$9,695.6

(1)	December 31, 2008 amounts have been adjusted to conform with accounting guidance related to the company’s Convertible Junior Subordinated Debentures effective January 1, 2009.

(2)	In accordance with accounting guidance effective January 1, 2009, Stockholders’ Equity includes amounts related to noncontrolling interests. December 31, 2008 amounts have been conformed to this presentation requirement.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended June 30, 2009, March 31, 2009 and June 30, 2008 and Six Months Ended June 30, 2009 and 2008

(Dollars in Millions)

	Quarter Ended			Six Months Ended
	June	March	June	June	June
	2009	2009	2008	2009	2008
EBITDA	$323.6	$325.4	$446.9	$649.0	$728.5
Depreciation, Depletion and Amortization	102.0	97.3	92.8	199.3	184.8
Asset Retirement Obligation Expense	9.7	9.4	9.0	19.1	15.7
Interest Income	(1.2)	(2.8)	(2.5)	(4.0)	(3.6)
Interest Expense	48.2	51.1	57.9	99.3	117.4
Income Tax Provision Before Remeasurement of Foreign Income Taxes	29.5	30.8	27.8	60.3	58.4

Adjusted Income from Continuing Operations	135.4	139.6	261.9	275.0	355.8
Remeasurement of Foreign Income Taxes	47.7	(0.9)	17.6	46.8	33.4

Income from Continuing Operations, Net of Income Taxes	$87.7	$140.5	$244.3	$228.2	$322.4

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes — 2009 Targets (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Year Ending December 31, 2009
	Targeted Results
	Low	High
EBITDA	$1,000	$1,200
Depreciation, Depletion and Amortization	400	424
Asset Retirement Obligation Expense	41	40
Interest Income	(5)	(7)
Interest Expense	203	200
Income Tax Provision	84	160
Income Attributable to Noncontrolling Interests	9	9

Income from Continuing Operations, Net of Income Taxes	$268	$374

Diluted Earnings Per Share	$1.00	$1.40

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.